SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC 20549
                            ___________________

                                 FORM 11-K
                               ANNUAL REPORT
                     Pursuant to Section 15(d) of the
                      Securities Exchange Act of 1934


  X       ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
          EXCHANGE ACT OF 1934
          For the fiscal year ended December 31, 1993

                                    OR

 ____ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
          For the transition period from _______________ to _______________

          Commission file number 1-8369

     A. Full title of the plan and address of the plan, if different from that of the issuer named below:

                    The Southern Connecticut Gas Company
                    Target Plan for Local Union 12298
                    855 Main Street
                    Bridgeport, CT 06604


     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                    Connecticut Energy Corporation
                    855 Main Street
                    Bridgeport, CT 06604

FINANCIAL STATEMENTS ARE FILED UNDER FORM SE DATED JUNE 28, 1994.

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COOPERS                               certified public accountants
& LYBRAND

                    CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Connecticut Energy Corporation on Form S-8, File No. 33-39245 and File
No. 33-52191 of our reports dated June 15, 1994, on our audits of the financial statements and supplemental schedules of The Southern Connecticut Gas Company Target Plan for Local Union 12298 Employees, The Southern Connecticut
Gas Company Target Plan for Local Union 12021 Employees, and The Southern Connecticut Gas Company Target Plan as of December 31, 1993 and 1992, and for the years then ended, which reports are included in this Annual Report on Form 11-K.

                                     /s/Coopers & Lybrand
                                        Coopers & Lybrand


New Haven, Connecticut
June 28, 1994

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                                SIGNATURES


The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf of the undersigned hereunto duly authorized.

                                    The Southern Connecticut Gas Company
                                    Target Plan for Local Union 12298
                                    (Name of the Plan)


Date:  June 28, 1994              /s/Vincent L. Ammann, Jr.
                                     Vincent L. Ammann, Jr.
                                     Group Vice President, Corporate
                                     Planning and Administration
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